Exhibit 2.1

ASSET PURCHASE AGREEMENT

WEST VIRGINIA PIPELINE, INC.

A WEST VIRGINIA CORPORATION, SELLER

TO

WEST VIRGINIA PIPELINE ACQUISITION COMPANY

A WEST VIRGINIA CORPORATION, BUYER

December 16, 2020

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20.	Nonwaiver	22

21.	Entire Agreement	22

22.	Descriptive Headings	23

23.	Notices	23

24.	Counterparts	24

25.	Binding Nature; Assignments	24

26.	Governing Law and Venue	24

27.	Legal Fees and Expenses; Other Expenses	24

28.	Invalid Provisions	24

	Signatures	25

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SCHEDULES

1(a)	Assets – Machinery and Equipment

1(b)	Assets – Customer and Vendor List

1(c)	Assets – Accounts Receivable

1(d)	Assets – Intellectual Property

1(e)	Assets – Inventory

1(f)(i)	Assets – Assignable Contracts

1(f)(ii)	Assets – Assignable Subcontracts

1(f)(iii)	Assets – Assignable Purchase Orders

1(f)(iv)	Assets – Other Contracts

1(m)	Assets – List of Real Property

2	Retained Assets

3(c)	Allocation of Purchase Price

5(h)	Assumed Liabilities

EXHIBITS

A	Bill of Sale and Assignment

B	Promissory Note

C	Non-Competition Agreement

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ASSET PURCHASE AGREEMENT

THIS AGREEMENT is made and entered into as of the 16th day of December 2020, by and between WEST VIRGINIA PIPELINE, INC., a West Virginia corporation, hereinafter called the "Company" and WEST VIRGINIA PIPELINE ACQUISITION COMPANY, a West Virginia corporation, hereinafter called the "Buyer".

WHEREAS, Company is engaged in the business of underground pipeline construction, site utilities, sanitary sewer lines, gas and water distribution and storm drainage (the “Business); and

WHEREAS, the parties have reached an understanding with respect to the sale of certain of the assets and Business of Company and the purchase by the Buyer of such assets and Business.

NOW, THEREFORE, in consideration of the premises, which are not mere recitals but are an integral part hereof, and in further consideration of the mutual covenants and promises herein contained, and for other good and valuable consideration, the receipt and sufficiency of all of which are hereby acknowledged, the parties hereto agree as follows:

a)          Sale of Assets. The Company agrees that, at the Closing, the Company shall sell, transfer, and deliver to the Buyer for the consideration hereinafter provided, certain of the assets of the Company (hereinafter the “Purchased Assets”), consisting of:

(a)         All the Company’s machinery and equipment including but not limited to that machinery and equipment listed on Schedule 1(a) attached hereto and incorporated herein by reference;

(b)         lists of customers, distributors and vendors including, without limitation, those listed on Schedule 1(b) to the Agreement under the heading “Customer List” and “Vendor List” and copies of all files and documents relating to the customers, distributors and vendors identified on such lists (collectively, the “Customer and Vendor List”);

(c)          the Company’s Accounts Receivable for work performed prior to the Closing Date and for which no invoice has yet been generated and sent to a customer as of midnight on the Closing Date;

(d)          all of the Company's intellectual property, copyrights, patents, trademarks, trade secrets, tradenames, Company's rights in the name "West Virginia Pipeline" and all variants and derivations thereof, including any "dba" names; all of Company's rights in all telephone and fax numbers currently used by Company; all of Company's rights in all domain names and other rights with respect to any World Wide Web site or sites maintained by or registered in the name of or owned by Company, and/or Company's rights in the content, information and databases contained thereon; and all other intellectual property of Company and all associated goodwill, including without limitation, all of the foregoing listed on Schedule 1(d) attached hereto and incorporated herein by reference (collectively, the "Intellectual Property"); and

(e)          all inventory, including finished products, work in progress and raw materials to be used in production of finished goods ("Inventory");

(f)           all assignable contracts (including these listed on Schedule 1(f)(i)), subcontracts (including those listed on Schedule 1(f)(ii)), purchase orders, leases, rental agreements, and vendor agreements (including those listed on Schedule 1(f)(iii)) and other arrangements, commitments and agreements, including all costumer agreements, instillations, and maintenance agreements, computer software licenses, hardware leases or rental agreements, and all other arrangements and understanding including those listed on Schedule 1(f)(iv) and all of Company’s rights and interests thereunder (collectively, the “Contracts”).

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(g)          all books of account, ledgers, invoices, forms, records, documents, files, vendor or supplier lists, business records (excluding corporate minute books and stock ownership records), plans and other data which are reasonably necessary for ownership, use, maintenance or enjoyment of the Purchased Assets or the operation of the Business including, without limitation, all blueprints and specifications, all personnel, payroll, payroll tax and labor relations records, all environmental control records, environmental impact records, statements, studies and related documents, handbooks, technical manuals and data, engineering specifications and work papers, all pricing and cost information, all sales records, reports, files and records, asset history records and files, all data entry and accounting systems, all maintenance and repair records, all correspondence, notices, citations, and all other documents in Company’s possession in connection with any governmental authority (including, without limitation, federal, state, county or regional environmental protection, air or water quality control and occupational health and safety) (hereinafter the “Authorities”), and all plans and designs of equipment as are reasonably necessary to the ownership, use, maintenance or enjoyment of the Purchased Assets or the operation of the Business (collectively, the “Records”); provided, however, that (i) the Records shall not include any item relating primarily to any Retained Assets (as hereinafter defined in Paragraph 2), (ii) in the event Company is required to produce an original document by judicial, arbitration or regulatory proceeding, Buyer shall deliver such original document to Company (such document to be returned to Buyer as soon thereafter as permitted by such judicial, arbitration or regulatory proceeding), (iii) during the five (5) year period following Closing, Company shall have a continuing right during normal business hours and upon five (5) days advance written notice to Buyer to review and copy Records of which Company has no copy, (iv) prior to the destruction of any Records, Buyer shall use good faith efforts to so notify Company and Company shall have the right to elect to take possession thereof, and (v) Company may retain copies of such Records as are reasonably necessary to enable Company to fulfill its regulatory or statutory obligations after the Closing Date;

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(h)          all sales and marketing plans, projections, studies, reports and other documents and data (including, without limitation, creative materials, advertising and other promotional matters and current and past lists of customers), and all training materials and marketing brochures;

(i)           goodwill related to the Business;

(j)           all rights and remedies on and after the Closing Date, under warranty or otherwise, against a manufacturer, vendor or other person for any defects in any Purchased Asset;

(k)          all other personal property, assets and rights of every kind, character or description which are owned by or used by Company, including cash in the amount of $250,000, plus the amount of any note payable, account payable or any other sum payable as a result of a liability which has been assumed or is charged to Buyer, and which are not Retained Assets; and

(l)           all causes of action, choses in action and rights of recovery with respect to any of the foregoing.

At the Closing the Company shall transfer and assign the Purchased Assets pursuant to a Bill of Sale and Assignment in the form of Exhibit A attached hereto and made a part hereof. Such transfer shall be made free and clear of all liabilities, mortgages, liens, obligations, security interests, and encumbrances except such that are expressly assumed in writing by Buyer.

(m)          Company shall further cause its sole shareholders Daniel Keith Bolton and David Andrew Bolton (hereinafter the “Shareholders”) to transfer as a material part of this Agreement, free and clear of liens and encumbrances other than ad valorem real estate taxes assessed but not yet payable, by General Warranty, that certain property owned by Company and owned by Shareholders. The deeds by which Shareholders acquired said real property being described in Schedule 1(l). It being agreed by Company, Shareholders and Buyers that a portion of the Purchase Price as set forth in Paragraph 3, $285,000, shall be allocated to the sale of the real property described in schedule 1(l).

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2.           Retained Assets. All of the assets of Company identified on Schedule 2 to this Agreement under the heading “Retained Assets”, including but not limited to the Company’s Accounts Receivable which have been billed as of the Closing Date. The term “billed” shall mean any actual invoice having been generated and sent to a customer.

c)           Purchase Price. Subject to the terms of this Agreement, the Buyer shall purchase the Purchased Assets and, in full consideration therefor, shall pay the Company, subject to the adjustments provided for herein, the principal sum equal to Six Million Five Hundred Thousand Dollars ($6,500,000) (the “Purchase Price”).

A.          Adjustments to Purchase Price. If after Closing Buyer pays any obligation of Company, Buyer shall account for such payment as a prepayment on the Promissory Note (as defined in Paragraph 3(B). Said prepayment, however, shall not reduce any yearly minimum payment unless and until the minimum payment is less than $500,000.00.

B.           Payment of Purchase Price. The Purchase Price shall be paid as follows:

(1)       The amount of Three Million Five Hundred Thousand Dollars ($3,500,000) to be paid by Buyer in cash or certified funds at Closing; and

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(2)       A promissory note in the principal amount of approximately Three Million Dollars ($3,000,000) substantially in the form of Exhibit B (the “Promissory Note). The exact amount of the Promissory Note being the difference between the Purchase Price, after adjustment, and the Three Million Five Hundred Thousand Dollars ($3,500,000.00) in cash or certified funds to be paid at Closing. The term of the Promissory Note shall be for five (5) years and any unpaid principal and interest still due at the expiration of said five-year period shall then become due in a balloon payment. Interest payments shall be made monthly of an amount at least equal to the interest then due and owing on the unpaid principal balance on said note. A minimum annual payment of at least $500,000 (to the extent the principal balance is in excess of $500,000) must be made on principal plus interest. Interest payments due shall be due monthly as calculated, predicated on the amount of principal balance remaining after crediting the prior month's payment. Principal payments shall be made at least annually. Payments shall be due no later than the last day of the month. Prepayments, including full pay-off, can be made at any time during the term of the Promissory Note. In the event of a missed payment, Buyer shall have thirty (30) days from written notice of said missed payment to cure it before default may be declared all as outlined in the Promissory Note.

The Promissory Note shall be secured by (i) a Deed of Trust on the Real Property transferred to Buyer pursuant to Paragraph 1(m) and (ii) a UCC-1 blanket security interest or lien on a Certificate of Title, as the case may be, on the personal property transferred to Buyer. Company for itself and each and every one of its assignees acknowledge and agree that the collateral for the Promissory Note will only be a second lien position and that Company, and each of its assignees, will execute any and all agreements and acknowledgments requested by Buyer, whether before or any time after Closing, evidencing the subordinate lien position of Company to any collateral.

C.           Allocation.

i)          The Purchase Price shall be allocated among the Purchased Assets hereby sold and purchased for all purposes, including all tax, tax reporting and accounting purposes, as set forth on Schedule 3(c). The allocation of the Purchase Price to the Purchased Assets hereby sold and purchased shall be binding on Buyer and Company for all tax purposes. Buyer and Company will execute Internal Revenue Service Form 8594 at the Closing and shall attach same to their tax return covering the year in which the Closing occurs. It is specifically agreed, as set forth in Paragraph 1(l), that the sum of $285,000 shall be allocated to the sale of the real estate identified in Schedule 1(l)

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(b)           In the event of a reduction in the Purchase Price, the allocation agreed to by the parties shall be reduced in proportion to the original values agreed upon, except under no circumstance shall the allocation to the real estate be reduced.

(c)           Company shall be responsible for payment of all sales and use taxes and as to the real property transfer taxes, if any, applicable to the transactions contemplated by this Agreement. To the extent that any tax or fee is due to any taxing authority for the right to transfer any other Purchased Asset, the cost of that fee or tax shall be the responsibility of Buyer.

d)          Closing Date and Place. The Closing under this Agreement (the "Closing") shall take place on December 31, 2020 (the "Closing Date") and place as to which the parties may agree.

e)          Representations and Warranties of Company. The Company represents and warrants to Buyer as a material inducement to Buyer to enter into and perform its obligations under this Agreement, as follows:

(a)         Organization and Standing of Company. The Company is a corporation duly organized, validly existing, under the laws of the State of West Virginia and is duly qualified as a foreign corporation under the laws of Virginia and North Carolina. The Company has all requisite corporate power and authority to own and operate its properties and to conduct its business in the manner and in the places where it is now conducted.

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(b)         Company's Authority. The execution and delivery of this Agreement and other documents herein contemplated to the Buyer and the sale contemplated hereby will have been duly authorized by the Company's Shareholders (Daniel Keith Bolton – 50% and David Andrew Bolton – 50%), the Board of Directors, and the Company will at the Closing deliver to the Buyer copies of the resolutions of its Shareholders and its Board of Directors granting such authority. No other corporate action on the part of the Company will be necessary to authorize execution and delivery of same and of the sale. The execution and delivery of this Agreement to the Buyer and the sale contemplated hereby do not violate any federal, state or local laws or regulations. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not violate any provision of, or result in the breach of or accelerate or permit the acceleration of the performance required by the terms of, any applicable law, rule or regulation of any governmental body having jurisdiction, the Articles of Incorporation or of the Company, or any agreement to which the Company is a party or by which it may be bound (except for loan agreements and other obligations for which consent is required, as listed on Schedule 4(b)), or of any order, judgment or decree applicable to it, or result in the creation of any claim, lien, charge or encumbrance upon any of the property or assets of the Company or terminate or result in the termination of any such agreement.

(c)         Title of Property. The Company has good, marketable and indefeasible title to all the properties and Purchased Assets to be sold hereunder, including without limitation, those reflected on Schedules 1(a)-(m) attached hereto, free and clear of any mortgages, security interests, liens, charges or encumbrances whatsoever, except as otherwise specifically disclosed, including amounts, in Schedule 5(c) to this Agreement.

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(d)          Intellectual Property. Company has adequate rights in the Intellectual Property necessary to conduct the Company's business operation as it is presently operated, and Buyer will be able to continue same after the assignment of such Intellectual Property. The Company is not infringing upon or otherwise acting adversely to any intellectual property owned by any other person or persons, and there is no written claim or action by any such person pending, or to the knowledge of Company threatened, with respect to the Company's ownership, use or claim to any of the Intellectual Property.

(e)          Compliance with Laws. To the best knowledge of Company, the Company has complied in all material respects with all applicable laws, rules, regulations, ordinances, and franchises with respect to its operations, and neither the ownership nor use of the Company's Purchased Assets nor the conduct of its business conflicts with the rights of any other person, firm or corporation.

(f)           No Litigation. There is no claim, legal action, suit, arbitration, governmental investigation or other legal, administrative or tax proceeding for which Company has received written notice, nor any order, decree or judgment, in progress, pending, or, to the best knowledge of Company, threatened against or relating to the Company which involves or affects the Purchased Assets or Business or the transactions contemplated by this Agreement. Company is defendant in a Civil Action titled Elsie Croy, et al v. 3M Company, et al., Civil Action No. 17-C-919 (the “Elsie Croy Action”) and acknowledges that Company shall remain responsible for the defense and resolution, if any, of same. Buyer, however, shall cooperate with counsel for Company in the defense of the said Elsie Croy Action and any future litigation matter filed against Company. Buyer acknowledges that Company is currently being defended by Company’s insurance carrier.

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(g)          Employees. Company will retain all liability, if any, for any benefits of its employees attributable to their employment by Company and any termination of such employment by Company, including specifically severance, hospitalization, or retirement benefits, if any, and liability for any other claim by an employee or former employee of Company attributable to his employment or termination of employment by Company.

(h)          List of Secured Creditors, Taxes, and Obligations. The Company shall deliver to Buyer a true and complete list of the Company's obligations, including but not limited to obligations owed to secured creditors, taxing authorities, and other creditors, whether secured or unsecured, as of 12:01 a.m. December 31, 2020, together with copies of all documents evidencing or relating to such obligations. Buyer and Company acknowledge and agree that Buyer shall only be responsible for those obligations identified in Schedule 5(h) (the “Assumed Liabilities”). Company shall have paid or arranged for the satisfaction of the balance owed to its creditors on or before the Closing Date, other than those liabilities identified as “Assumed Liabilities.”

(i)           Inventory. All items included in Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Company. All of the Inventory has been and shall be valued at the Company's cost.

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f)            Covenants of the Company.

The Company covenants and agrees with the Buyer that it will perform the following between the date of this Agreement and the Closing Date:

(a)          Access. The Company shall give Buyer and its lenders, counsel, accountants, and other representatives full access during normal business hours to all of the properties, books, contracts and records of the Company, and the Company will furnish Buyer with all such documents, copies of documents (certified if required) and information concerning the affairs of the Company as Buyer may from time to time reasonably request. Buyer and its representatives will conduct their investigation so as not to disrupt the operations of Company.

(b)          Conduct of Business Pending Closing. The Company covenants that pending the Closing:

(i)          The Company shall maintain, keep and preserve the Purchased Assets and properties in good condition and repair, normal wear and tear excepted, and maintain insurance thereon in accordance with present practices.

(ii)         The Company will not sell or dispose of any of its Purchased Assets subject to this Agreement except for sales of Inventory in the ordinary course of business, or permit the creation of any mortgage, pledge, lien or other encumbrances, security interest, or imperfection of title thereon or with respect thereto, without prior written consent of Buyer. Without limiting the foregoing, the Company shall not transfer any Purchased Assets to or incur any liability to any corporation, partnership, company, joint venture or any individual related to (whether by virtue of common ownership or agreement) or controlled by the Company or any of its Shareholders, and any such transfer or incurrence of liability shall be deemed not to be in the ordinary course of Company's Business.

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(iii)        Except as otherwise requested by the Buyer and without making any commitment on its behalf, the Company will use its best efforts to preserve for the Buyer the goodwill of the suppliers, customers, and others having business relations with the Company.

(iv)       Except as otherwise specifically provided in this Agreement, possession and control of the Purchased Assets covered by this Agreement shall remain with Company until the Closing.

(b)          Post-Closing Covenants. The following covenants and obligations of the Parties shall apply immediately upon Closing:

(1)          For a period of one (1) year the Shareholders will, for a salary of $75,000 per annum each, make themselves available to Buyer on a full time basis to (i) consult with, (ii) provide technical support related to the Business, (iii) assist with transitional matters, (iv) make themselves available for maintaining customer relations and (v) assist in contract renewal and renegotiations all as set forth in a Consulting Agreement to be entered into between Buyer and Shareholders.

g)           Representations and Warranties of Buyer. Buyer represents and warrants to Company as follows:

(a)          Buyer is duly organized and validly existing under the laws of West Virginia, and has the full corporate power and authority to enter into this Agreement and to carry out the transactions contemplated thereby.

(b)          Neither the execution, delivery nor performance of this Agreement by Buyer will, with or without the giving of notice of the passage of time, or both, conflict with, result in a default or loss or rights under, or result in the creation of any lien, charge or encumbrance pursuant to any provision of its Articles of Incorporation or bylaws, or any mortgage, deed of trust, lease, license, agreement, understanding, law, order, or judgment, franchise, ordinance or decree to which Buyer is a party or by which it is bound. Buyer has the full power and authority to enter into this Agreement and to carry out the transactions contemplated hereby and this Agreement and Buyer's performance hereunder have been duly and validly authorized by all necessary corporate actions on the part of the Buyer and constitutes the valid and binding obligation of the Buyer enforceable in accordance with its terms.

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h)           Non-Competition. Concurrently with the execution and delivery of this Agreement the Company and the Buyer shall enter into a Non-Competition Agreement, in substantially the form attached hereto as Exhibit C.

i)            Conditions Precedent to Buyer's Obligations. All obligations of Buyer under this Agreement are subject, at the option of Buyer, to the satisfaction and fulfillment of each of the following conditions at or prior to Closing. Buyer may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Buyer of any of their other rights or remedies at law or in equity, if the Company shall be in default of any of its representations, warranties or covenants under this Agreement. The Company agrees to use its best efforts to fulfill each such condition:

(a)          The representations and warranties of the Company contained herein and in any document or certificate delivered pursuant to this Agreement shall be true and correct as of the date of this Agreement, and shall be true and correct on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.

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(b)          The Company shall have performed all of its obligations and agreements and complied with all covenants and conditions contained in this Agreement to be performed or complied with on or before the Closing Date.

(c)          The Company shall have obtained all necessary consents or approvals, of other persons or parties, to the assignment of all contracts to be assigned to Buyer pursuant hereto.

(d)          Company shall deliver to Buyer bills of sale, endorsements, certificates of title, assignments and other good and sufficient instruments of conveyance, transfer and assignment as shall be effective to vest in Buyer good and marketable title in and to the Purchased Assets transferred pursuant to this Agreement, free and clear of all security interests, liens, charges and encumbrances of any nature whatsoever.

(e)          Between the date of this Agreement and the date of Closing, there shall have been no material adverse change in the assets, operations or Business of the Company.

(f)           The Non-Competition Agreement described in Section 8 of this Agreement, duly and properly executed, shall be delivered to Buyer.

(g)          Company and Buyer shall deliver to each other copies of resolutions authorizing and approving the execution and consummation of the transactions contemplated hereby.

(h)          There shall not be any pending or threatened arbitration, litigation or administrative proceeding against or affecting any Shareholder, the Company, Buyer director, officer, agent, employee or affiliate of any of the foregoing or to which any properties or rights of the Company or Buyer is subject, which (a) is likely to have a material adverse effect on the Purchased Assets or Business to be sold hereunder to the Buyer or (b) would prohibit or set aside the transactions contemplated by this Agreement.

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(i)           The approval of and consent to the transactions contemplated hereby shall have been given prior to the Closing Date by the regulatory agencies, federal and state, whose approval or consent is required, and all notice periods, waiting periods, delay periods and all periods for review, objection or appeal of or to any of the consents, approvals, or permissions required by law with respect to the consummation of this Agreement shall have expired. Such approvals shall not be conditioned or restricted in a manner which, in the judgment of Buyer, materially adversely affects the economic assumptions of the transactions contemplated hereby so as to render inadvisable consummation of the Agreement.

(j)           The approvals, consents and permissions referred to in subparagraph (j) hereof shall not have required the divestiture or cessation of any significant part of the present operations conducted by Buyer or the Company, and shall not have imposed any other condition, which divestiture, cessation or condition Buyer reasonably deem to be materially disadvantageous or burdensome.

j)            Conditions to Closing by Company. The obligations of Company under this Agreement are, at the option of Company, subject to the satisfaction, at or prior to the Closing Date, of each of the conditions set forth below in this Section 10. Company may waive any or all of these conditions in whole or in part without prior notice; provided, however, that no such waiver of a condition shall constitute a waiver by Company of any of its other rights or remedies at law or in equity if Buyer shall be in default of any of its representations, warranties or covenants under this Agreement.

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(a)          All proceedings taken in connection with the transactions contemplated hereby, and all instruments and documents incident thereto shall be reasonably satisfactory in form and substance to counsel for Company.

(b)          The representations and warranties of Buyer made in this Agreement and in any document or certificate delivered pursuant to this Agreement shall be true and correct as of the date of this Agreement and shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of the Closing Date.

(c)          Buyer shall have fully performed and complied with all covenants and agreements to be performed and complied with by Buyer on or before the Closing Date.

(d)          Company and Buyer shall deliver to each other copies of resolutions authorizing and approving the execution and consummation of the transactions contemplated hereby.

(e)          There shall not be any pending or threatened arbitration, litigation or administrative proceeding against or affecting the Company, Buyer or any Shareholder, member, director, officer, agent, employee or affiliate of any of the foregoing or to which any properties or rights of the Company or Buyer is subject, which (i) is likely to have a material adverse effect on the Business or any Purchased Assets to be sold hereunder or the Buyer or (ii) would prohibit or set aside the transactions contemplated by this Agreement.

k)           Termination of Agreement.

(a)          Grounds for Termination. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing Date:

(i)          By mutual consent in writing of all parties hereto; or

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(ii)         By Buyer if there has been a material misrepresentation or breach of warranty in the representations and warranties of Company set forth herein not materially cured by Company within thirty (30) days after written notice of same from Buyer, or by Company if there has been a material misrepresentation or breach of warranty in the representations and warranties of Buyer set forth herein not materially cured by Buyer within thirty (30) days after written notice of same from Company; or

(iii)        By either Company or Buyer upon written notice to the other if any regulatory agency whose approval of the transactions contemplated by this Agreement is required denies such application for approval by final order or ruling (which order or ruling shall not be considered final until expiration or waiver of all periods for review or appeal); or

(iv)        By either Company or Buyer upon written notice to the other if any condition precedent to such party’s performance hereunder is not satisfied or waived; or

(v)         By either Company or Buyer if the transactions contemplated by the Agreement shall violate any non-appealable final order, decree or judgment of any court or governmental body having competent jurisdiction; or

(vi)        By either Company or Buyer upon the bankruptcy or assignment for the benefit of creditors of either the Company or the Buyer, or

(vii)       By the Company or the Buyer in the event that Closing shall not have occurred by January 30, 2021, if the failure to consummate the transaction contemplated hereby on or before such date is not caused by any willful breach of this Agreement by the party electing to terminate pursuant to this Section 11(a)(vii).

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(b)          Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 11 of this Agreement, this Agreement shall become void and have no effect, and none of the Company, the Buyer, the Shareholders, members or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, except that the provisions of this Section 11(b), Section 11(c) and Section 14 of this Agreement shall survive any such termination and abandonment.

(c)          Return of Information. In the event of the termination of this Agreement for any reason, each party shall deliver to the other party, and shall require each of its officers, agents, employees and independent advisers (including legal, financial and accounting advisers) to deliver to the other party all documents, work papers, and other material obtained from such other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof. Each party agrees that notwithstanding any other provision contained in this Agreement, the undertakings and covenants regarding confidentiality shall survive termination of this Agreement.

l)            Additional Documents and Acts after Closing. From time to time, at the Buyer's or Company's request, whether at or after Closing, and without further consideration, the Company or Buyer, as the case may be, will at their own expense execute and deliver such further instruments of conveyance and transfer and take such other action as may be reasonably requested to more effectively convey and transfer to the Buyer any of the property to be sold hereunder, and will assist the Buyer in the collection or reduction to possession of such property.

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m)          Non-Assumption of Liability. It is understood and agreed that the Buyer is not assuming in any way whatsoever any liability of Company of any kind whatsoever except those liabilities expressly assumed in Schedule 5(h) – Assumed Liabilities.

n)           Indemnification.

(a)          Company. Without limiting any other right of indemnification or any other cause of action, Company and each Shareholder shall defend, indemnify and hold Buyer harmless from and against any and all losses, liabilities, damages, costs, claims, judgments and expenses (including attorney's fees) whatsoever arising out of or resulting from:

(i)          Any breach of warranty or misrepresentation by Company contained herein, or the nonperformance of any covenant or obligation to be performed by Company or from any misrepresentation, omission or inaccuracy in any schedule, exhibit, certificate, instrument or paper delivered or to be delivered by Company hereunder in connection with the transactions herein contemplated;

(ii)         Any liability or matter not disclosed in writing to Buyer prior to Closing arising out of the conduct of Company's Business prior to the Closing Date, including but not limited to, any product or service warranty claims arising after the Closing Date for services rendered or products sold before the Closing Date (other than liabilities accruing after the Closing Date with respect to agreements or obligations specifically assumed by Buyer) as well as any claim by any creditor of Company;

(iii)        Any claim which may be asserted against Buyer or any of the Purchased Assets being sold hereunder, by any of Company's employees, independent contractors or agents with respect to liabilities incurred by or on Company's behalf prior to their termination by Company;

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(iv)        Any attempt (whether or not successful) by any person to cause or require Buyer to pay or discharge any debt, obligation or liability relating to the Company other than any liability specifically assumed by Buyer hereunder; and

(v)         Any liability arising out of or in connection with Company's termination of its employees.

Buyer shall have the right to set off against the Promissory Note all claims for Company’s indemnity obligation which Buyer may assert under this Paragraph 14(a). If Company is determined not to owe an indemnity obligation, Buyer shall pay to Company within ten (10) business days all amounts so withheld by Buyer which were determined to be not properly withheld.

(b)          Buyer's Indemnity. Without limiting any other right of indemnification or any other cause of action, Buyer and each Shareholder, joint and severely, shall indemnify and hold Company forever harmless from and against any and all losses, liability, damages, costs, claims, judgments and expenses (including attorney's fees) whatsoever arising out of or resulting from:

(i)          Any breach of warranty or misrepresentation by Buyer contained herein, or the non-performance of any covenant or obligation to be performed by Buyer or from any misrepresentation, omission or inaccuracy in any schedule, exhibit, certificate, instrument or paper delivered or to be delivered by Buyer hereunder in connection with the transactions herein contemplated; or

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(ii)         the conduct of Business utilizing the Purchased Assets from and after the Closing Date.

(c)          Indemnification Limitations. Notwithstanding any other provision in this Agreement:

(i)          The Indemnifying Party hereunder shall have the right to control the defense of any claim or proceeding by any third party as to which it shall have acknowledged its obligation to indemnify the other party, and the Indemnified Party hereunder shall not settle or compromise any such claim or proceeding without the written consent of the Indemnifying Party, which consent shall not unreasonably be withheld or delayed. The Indemnified Party may in any event participate in any such defense, with its own counsel and at its own expense; and

(ii)         Nothing herein shall be construed as granting a right of indemnification in any party hereto in respect of any (A) losses any party may have arising out of the allocation of the purchase price or (B) in respect of any consequential damages.

o)           Risk of Loss. Company shall assume all risk of loss to the Purchased Assets covered by this Agreement until the Closing Date and the transfer of Purchased Assets contemplated hereunder except either the Buyer or the Company shall have the option to determine whether to cancel this Agreement or adjust the sales price in the event of losses in excess of $10,000.00. Buyer has the risk of loss after the Closing Date.

p)           Brokerage. The Company and Shareholders represent and warrant to the Buyer, and Buyer represents to Company that all negotiations on its part relative to this Agreement have been carried on by the parties hereto directly without the intervention of any other person on its behalf; that neither the Company nor Buyer has incurred any liability for finder's, agents or brokerage fees, commissions or compensation in connection with this Agreement or the transactions contemplated hereby, and the Company or Buyer shall indemnify the other, as the case may be, and hold the other harmless against and in respect of any claim for such relative to this Agreement, or to the transactions contemplated hereby, and also in respect of all expenses of any character incurred by them in connection with this Agreement or such transactions.

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q)           Survival of Representations, Warranties and Agreements. All statements contained in any certificate or other instrument delivered by or on behalf of the Company pursuant hereto, or in connection with the transactions contemplated hereby, shall be deemed representations and warranties by the Company hereunder. All representations, warranties, agreements and indemnities made by the Company and Buyer in this Agreement, or pursuant hereto, shall survive the Closing Date and any investigation at any time made by or on behalf of the Buyer or Company for a period of three (3) years after the Closing Date. It is specifically understood that the Non-Disclosure Agreement dated August, 2020 shall survive Closing.

r)            Benefit. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

s)           Modification. This Agreement cannot be modified, changed, discharged, or terminated, except by a writing signed by the parties hereto.

t)            Nonwaiver. No waiver of any breach or default hereunder shall be considered valid unless in writing and signed by the party giving such waiver, and no such waiver shall be deemed a waiver of any subsequent breach of default of the same or similar nature.

u)           Entire Agreement. This Agreement and the agreements specifically referred to herein constitute the entire agreement among the parties hereto and supersede all prior agreements and understandings, oral and written, among the parties hereto or their assignors with respect to the subject matter hereof.

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v)           Descriptive Headings. Descriptive headings used in this Agreement are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

w)          Notices. All notices or other communications which are required or permitted hereunder shall be in writing and shall be sufficient if delivered or mailed by registered or certified mail, postage prepaid, sent by telex or telegram, or delivered by hand, and shall be effective upon delivery to the following addresses or such other address as the appropriate party may advise each other party hereto.

If to the Company:	West Virginia Pipeline, Inc.
1210 Frazier Drive
Princeton, WV 24739

Attention:	Danny Bolton

Copy to:	Kelly Young
1538 Kanawha Blvd., East
Charleston, WV 25311

Attention:	KYOUNG@laneyoung.com

If to the Buyer:	West Virginia Pipeline Acquisition Company
75 3rd Avenue
Huntington, West Virginia 25701
Attention:	Charles Crimmel
ccrimmel@esa-c.com

Copy to:	Dinsmore & Shohl, LLP
611 Third Avenue
Huntington, West Virginia 25701
Attention:	Daniel J. Konrad, Esquire
daniel.konrad@dinsmore.com

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x)            Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same Agreement.

y)           Binding Nature; Assignments. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective heirs, successors and assigns. This Agreement may not be assigned by any party hereto without the prior written consent of the other parties to be bound thereby, except that Buyer may assign this Agreement to any affiliate of Buyer. Except as otherwise expressly stated in this Agreement, nothing contained herein shall be construed to confer any right or cause of action on any person other than the parties hereto, and their respective successors and permitted assigns.

z)            Governing Law and Venue. This Agreement shall be governed by, and construed in accordance with, the laws of West Virginia.

aa)          Legal Fees and Expenses; Other Expenses. Each of the parties hereto will pay its own fees and expenses incurred in connection with review of this Agreement and related documents and the consummation of the transactions therein contemplated, including, without limitation, all legal fees.

bb)         Invalid Provisions. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof, and this Agreement shall be construed in all respects as if such invalid or unenforceable provision were omitted.

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IN WITNESS WHEREOF, the parties have executed this Agreement, on this 16th day of December 2020.

WEST VIRGINIA PIPELINE, INC.,
a West Virginia corporation

By /s/David A. Bolton
Its: President

WEST VIRGINIA PIPELINE, INC.,
a West Virginia corporation

By /s/Danny K. Bolton
Its: V.P. & Sec.-Treas.

WEST VIRGINIA PIPELINE ACQUISITION COMPANY,
a West Virginia corporation

By /s/Charles Crimmel
Its: Treasurer

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